Exhibit 99.1

ION announces preliminary first quarter 2021 results, an extension to participate in its Rights Offering and Exchange Offer to April 12th, and waiver of 95%

Minimum Tender Condition

HOUSTON – April 5, 2021 – ION Geophysical Corporation (NYSE: IO) (the “Company” or “ION”) today announced that the Company expects to report first quarter 2021 revenues of approximately $14 million.  The Company’s cash balance at March 31, 2021 is expected to be approximately $34 million, including net revolver borrowings of $21 million.  Total liquidity, consisting of cash on hand and remaining available borrowing base capacity under the revolving credit facility, is expected to be approximately $39 million at quarter end.  Despite continued near-term market challenges, backlog increased for the third consecutive quarter to approximately $21 million, primarily due to the Company’s strategic entry into the 3D new acquisition multi-client market.  ION expects to recognize the majority of this backlog during the second and third quarters as its Mid North Sea High program progresses this summer.

“While our first quarter revenues were negatively impacted by lower multi-client data sales, we saw increasing client activity towards quarter end, providing new evidence of pent up demand for data by E&P customers to support portfolio rebalancing,” said Chris Usher, ION’s President and Chief Executive Officer.  “The first quarter results reflect previously noted near-term uncertainty, however, we continue to believe our U-shaped recovery thesis starting in the back half of the year remains intact.  In addition, oil prices improved considerably since the start of the year, generally a leading indicator of increased client spending.”

Extension to Participate in Rights Offering and Exchange Offer

The Company also announced today an extension of its previously announced Rights Offering by two business days to accommodate multiple requests for additional time for shareholders to subscribe. The Rights Offering will now expire immediately after 5:00 p.m., New York City time, on Monday, April 12, 2021.  The previously announced Exchange Offer will likewise be extended by two business days to expire immediately after 11:59 p.m., New York City time, on Monday, April 12, 2021.  Rights holders who want to participate in the Rights Offering should contact their financial advisor for the timing and procedures to exercise their subscription rights as far in advance of April 12, 2021 as is practical.  Holders of ION’s existing 9.125% Senior Secured Second Priority Notes due 2021 (the “Old Notes”) who want to participate in the Exchange Offer should contact D.F. King & Co., Inc., the Information and Exchange Agent for the Exchange Offer at the contact information provided below.

“We are pleased with the strong investor support for our restructuring, and would like to thank both our noteholders and backstop parties for their significant commitments to these transactions,” added Chris Usher, ION’s President and Chief Executive Officer.  “Given the high level of interest in the Rights Offering and requests for additional time over the last few days, we believe it is prudent to grant an extension to allow additional time to process subscriptions from shareholders of record who would like to participate.”

Waiver of 95% Minimum Tender Condition

The Company also announced the completion of the last significant closing condition of the Exchange Offer—namely, a waiver of the requirement that 95% of bondholders participate in the Exchange Offer by the supporting noteholders and PNC Bank, National Association.  To date, approximately 93.92% of the Old Notes have been tendered in the Exchange Offer.  As a result, the Company believes that all material closing conditions of the Exchange Offer transaction have been, or will be, satisfied or waived and ION expects the Exchange Offer and Rights Offering to now settle on April 15, 2021.

The Rights Offering and Exchange Offer are being made pursuant to registration statements on Form S-1 and Form S-4, respectively, on file with the Securities and Exchange Commission. You are urged to carefully read the prospectuses before making any decision with respect to the Rights Offering and the Exchange Offer.  Questions regarding the terms and conditions of the Rights Offering and the Exchange Offer should be directed to D.F. King & Co., Inc. at 1 (877) 732-3617 or ion@dfking.com.

None of the Company, the dealer manager, the trustee with respect to the Old Notes and the trustee with respect to the new notes, the information and exchange agent or any affiliate of any of them makes any recommendation as to whether holders of the Old Notes should exchange their Old Notes in the Exchange Offer or deliver Consents in the Consent Solicitation, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to tender Old Notes and deliver Consents and, if so, the principal amount of Old Notes to tender.

This press release is for informational purposes only and is not an offer to purchase or to sell or a solicitation of an offer to purchase or sell any securities, nor shall there be any offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About ION

Leveraging innovative technologies, ION delivers powerful data-driven decision-making to offshore energy and maritime operations markets, enabling clients to optimize investments and results through access to our data, software and distinctive analytics. Learn more at iongeo.com.

Contacts

ION (Investor relations)

Executive Vice President and Chief Financial Officer

Mike Morrison, +1 281.879.3615

mike.morrison@iongeo.com

ION (Media relations)

Vice President, Communications

Rachel White, +1 281.781.1168

rachel.white@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels; the COVID-19 pandemic; our ability to complete the Restructuring Transactions and other related matters in a timely manner, if at all; and political, execution, regulatory, and currency risks. For additional information regarding these various risks and uncertainties, see our Form 10-K for the year ended December 31, 2020, filed on February 12, 2021, and our Forms S-1 and S-4, filed on January 29, 2021, and amended on February 12, 2021 and March 3, 2021. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission ("SEC"), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.